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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-111475

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 5, 2004)


                                5,700,000 Shares
                             CARRIZO OIL & GAS, INC.
                                  Common Stock
                                 $7.00 per share

                                -----------------

         This prospectus supplement supplements the prospectus dated February 5, 2004 of Carrizo Oil & Gas, Inc., relating to the sale by us and certain selling shareholders named in the prospectus of shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information in the prospectus.

RECENT DEVELOPMENTS

         2003 Proved Reserves

         On March 2, 2004, we announced that 2003 year-end proved reserves were a record 70.4 Bcfe based on reports from our third-party reserve engineers. This is an increase of 11% over our year-end 2002 proved reserves of 63.2 Bcfe. Proved developed reserves at year-end 2003 increased 20.2% versus year-end 2002 to 25.5 Bcfe and proved undeveloped reserves increased 6.8% to 44.9 Bcfe. These additions resulted in our replacing 196% of 2003 production.

         Barnett Shale Acquisition

         On March 3, 2004, we announced the $8.2 million purchase of wells and leases in the Barnett Shale trend in Denton County, Texas from a private company. These non-operated properties have an average 39 percent working interest. The acquisition includes 21 existing gross wells (6.7 net) and interests in approximately 1,500 net acres, which we expect to provide another twenty-seven gross drillsites. Current net production from the acquired properties is approximately 1.4 MMcfe/d and net proved reserves are internally estimated at 9.7 Bcfe.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS SUPPLEMENT IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.




            The date of this prospectus supplement is March 4, 2004.